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                                                                    EXHIBIT 10.3


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                                   AGREEMENT


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                                    BETWEEN




LUMITECH S.A. having its head office at Cardinal Mermillod 36, 1227 Carouge (the
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"Company"), represented by its President Mister Patrick Planche, having an authority to sign and deliver this Agreement on behalf of the Company.




                                      And


LUMINESCENT EUROPE TECHNOLOGIES B.V. having its head office at De Spaarpot 5
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5667 KV Geldrop, The Netherlands ("Lumi Europe") represented for the purpose of this Agreement by Holding Canales, b.v., represented itself by Jose Canales in his capacity as director of said Holding Canales, b.v.
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                                 INTRODUCTION


Reference is made to the following facts:

- The Company is the holder of all rights of property and other rights and interests in and to certain technology and related processes with respect to which certain patents have been issued or patent applications are pending in Switzerland, France, the United States and other countries (the "Licensed Technology"), which Licensed Technology is used or useful in the production of products incorporating and featuring luminescent materials and effects;

- On Jun 30, 1997, in consideration of a payment by Lumi Europe to the Company of US $100,000, the Company granted Lumi Europe a license, with the right to sublicense, in and to the Licensed Technology (the "Lumi Europe License"), the terms of which contemplated the commercial exploitation of the Licensed Technology by Lumi Europe, on an exclusive basis in a territory comprised of the European nations (the "Territory");

- Subsequent to the grant of the Europe Lumi License, Europe Lumi paid and incurred significant expenses in connection with its efforts to identify and develop products and processes incorporating or based upon the Licensed Technology for sale and/or licensing to third parties within the Territory;

     Lumi Europe has determined that a continuing effort to sell and license products and processes incorporating or based upon the Licensed Technology is not consistent with its business strategy and purpose; and the Company has determined that the development and sale or licensing of products and processes incorporating or based upon the Licensed Technology will be a central part of its core business on a going forward basis.

     Subject to and upon the terms and conditions set forth in this Agreement, the parties hereto have agreed to rescind and terminate the Europe Lumi License, and Europe Lumi will surrender the Company all of its rights as a licensee of the Licensed Technology.


ARTICLE 1
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Lumi Europe hereby agrees (a) that the Lumi Europe License hereby is terminated, and Lumi Europe shall not have, from and after the date of this Agreement, any right to use or exploit the Licensed Technology any where in the world, including any right to manufacture, market
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or sell any products based upon or incorporating any of the Licensed Technology,
(b) that promptly following the execution and delivery of this Agreement Lumi Europe shall cause its name to be changed by filing appropriate amendments to its charter in the jurisdiction of its organization, so that the Lumi Europe corporate name shall not include the term "Luminescent" or any similar or derivative term. Lumi Europe hereby conveys and transfers to the Company any developments or enhancements to the Licensed Technology and any related goodwill it has developed or owns as of the date of this Agreement.


ARTICLE 2
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In consideration of Lumi Europe's agreements and undertakings set forth herein, the Company hereby agrees to pay Lumi Europe an aggregate amount equal to US $170,000, representing (a) the repayment of Lumi Europe's original US $100,000 payment for the Europe Lumi License to the Licensed Technology, plus (b) the reimbursement of approximately US $70,000 in expenses paid or incurred by Lumi Europe during the term of the Europe Lumi License for the development of products, processes and markets for the Licensed Technology. Said US $ 170'000 will be paid from time to time as and when the Company has sufficient working capital to make payments on account of such obligation, but in any event said amount shall be paid on or before March 31,2004.


ARTICLE 3
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Each of the parties to this agreement hereby waives and agrees not to assert any claim against the other based upon or arising out of the Europe Lumi License or the relationship of the parties hereto; provided, however, that Lumi Europe reserves the right to pursue collection of the amounts which the Company is obliged to pay pursuant to the provisions of Article 2 of this Agreement.


ARTICLE 4
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For a period of ten years following the execution and delivery of this Agreement
(or such shorter period as any court or tribunal of competent jurisdiction hereafter determines to be reasonable), neither Lumi Europe nor its officers and directors shall engage, directly or indirectly anywhere in the world, as stockholders or other equity holders, partners, co-
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venturers, managers, employees, consultants or otherwise, in any business or activity that uses or otherwise employs luminescent or similar technologies.

In case of violation by Lumi Europe of the provisions set forth in this Article, as the same may be proved by the Company in a court or tribunal of competent jurisdiction, Lumi Europe shall pay the Company, in addition to monetary damages found by such court or tribunal, the costs and expenses paid or incurred by the Company in the pursuit of its claims against Lumi Europe.

ARTICLE 5
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The Swiss right is applicable to the present agreement.


ARTICLE 6
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In case of dispute, only the courts of the canton of Geneva, Switzerland are competent, an appeal to the Federal Court being however reserved.


          LUMITECH S.A.                      LUMINESCENCE TECHNOLOGY EUROPE B.V.
     Mr. Patrick PLANCHE, President               Mr. Jose CANALES, Director
     March 31, 1999                                    March 31, 1999